Exhibit 10.13

CIT Commercial Services
Two First Union Center
PO Box 31307
Charlotte, NC 28231-1307

CIT

April 15, 2002

FIRST AMENDMENT TO CREDIT APPROVED
RECEIVABLES PURCHASING AGREEMENT

KP Sports, Inc.
1600 Bush Street
Baltimore, Maryland 21230

Ladies and Gentlemen:

Reference is hereby made to the Credit Approved Receivables Purchasing Agreement, dated December 21, 2001 (the “Agreement”), between KP Sports, Inc.. a Maryland corporation, and The CIT Group/Commercial Services, Inc., a New York corporation. The Agreement shall be amended as follows:

A.            The first sentence of Paragraph B is hereby deleted in its entirety and the following inserted in lieu thereof:

“You hereby sell, assign and transfer to us as absolute owner all of your Approved Receivables subject to the perfected security interest granted by you to: (i) us and (ii) Prudent Capital I, LP in such Approved Receivables.”

B.            The fifth and the last sentences of Paragraph D are hereby deleted in their entirety and the following inserted in lieu thereof:

“If the aggregate fees paid to us by you under this Agreement during any Contract Year, is less than the Minimum Fee, you shall pay us as of the end of such Contract Year an amount equal to the difference between the actual fees paid during such Contract Year and the Minimum Fee.  As used herein, the term “Contract Year” shall mean the twelve (12) month period ending on April 30, 2003 (the “Anniversary Date”) and each Anniversary Date thereafter.”

C.            Paragraph 9 is hereby deleted in its entirety and the following inserted in lieu thereof:

“9.         This Agreement shall continue in full force and effect until the Anniversary Date (the “Initial Term”), and from year to year thereafter, unless sooner terminated as herein provided. You may terminate this Agreement as of the end of the Initial Term, or as of any Anniversary Date with respect to any Contract Year after the

Initial Term, by giving us at least sixty (60) days’ prior written notice. You may terminate this Agreement during the Initial Term, and at any time thereafter, by giving us at least sixty (60) days’ prior written notice. In the event that this Agreement is terminated by you during the Initial Term or prior to an Anniversary Date with respect to any Contract Year occurring after the Initial Term, we shall be entitled to the unpaid portion of the Minimum Fee, if any, for the applicable Contract Year, as provided in Paragraph D above, as of the effective date of termination. We may terminate this Agreement at any time by giving you written notice stating a termination date not less than sixty (60) days from the date such notice is given, or immediately at any time without prior notice but with your payment to us of the Minimum Fee, if any, as described above, upon the occurrence of any of the following events:  cessation of your business or the calling of a meeting of your creditors; your failure to meet your debts generally as they mature; the commencement by or against you of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any foreign, federal or state law; breach by you of any representation, warranty or covenant contained herein; or your failure to pay when due any indebtedness or obligation owing by you to us whether under this Agreement, that certain Accounts Receivable Financing Agreement, dated as of June 20, 2001, between you and us (as amended, modified or restated from time to time, the “Financing Agreement”) or any other agreements and instruments entered into between you and us in connection therewith (such agreements and instruments, as amended, modified or restated from time to time, together with the Financing Agreement, collectively, the “Financing Documents”). We may also terminate this Agreement immediately and without any Minimum Fee required from you in the event that we shall reasonably determine that any material provision of this Agreement is not enforceable under applicable law or would require any filing with, or consent or approval by, any governmental authority. Further, if a Default occurs under (and as such term is defined in) the Financing Agreement, then, at our election, this Agreement shall thereupon terminate. Any termination of this Agreement, however, shall not affect obligations of you or us incurred hereunder prior to such termination including, without limitation, our obligation to pay for Approved Receivables arising prior to such termination date (provided that our assumption of credit risks and losses hereunder shall cease upon your failure to pay our fees hereunder when due or to deliver to us the information required by this Agreement, all as hereinabove provided approval.”

You agree to pay all costs and expenses incurred by us in connection with the preparation of this amendment, including, without limitation, all reasonable fees and expenses attributable to the services of our attorneys (whether in-house or outside).

Except as herein specifically provided, the Agreement remains in full force and effect in accordance with its terms and no other changes in the terms or provisions of the Agreement are intended or implied. This amendment may be executed in one or more counterparts, each of which shall constitute an original, but of which when taken together shall constitute but one and the same instrument. If you are in agreement with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

THE CIT GROUP/COMMERCIAL
SERVICES, INC.

By:	/s/ Dan Upchurch
Name:	Dan Upchurch
Title:	V.P.

Read and Agreed to:

KP SPORTS, INC.

By:	/s/ J. S. Plank
Name:	J. S. Plank
Title:	V.P. – Finance